Exhibit 99.1

O2Diesel Corporation to Acquire German Biofuels Distribution Company

NEWARK, DE, April 9, 2008— O2Diesel Corporation (AMEX: OTD), a pioneer in clean burning renewable ethanol diesel fuel blends, today announced it has entered into a definitive agreement to acquire 100% of YellTec GmbH., a German company which specializes in biofuels distribution. YellTec is focused on small to medium size truck fleets and operates an exclusively German based network of its own strategically located fueling points with sales estimated to be approximately € 34 million or $50 million at current exchange rates for the year ended December 31, 2007.

Together with its recently announced licensing agreement with KL Process Design Group for second generation ethanol process technology, this acquisition is another important step in the Company’s diversification and expansion strategy and will provide O2Diesel with a significant foothold in one of Europe’s largest markets for biofuels. The Company plans to leverage YellTec’s infra-structure, customer base, proprietary technology and management resources to become a leading provider of innovative biofuels supply and services in the German truck fleet market. YellTec will become a wholly owned subsidiary of O2Diesel Europe and will target small to medium size truck fleet operators providing a variety of fuel blends according to customer needs, while taking advantage of the constantly changing price differentials between mineral diesel and renewable fuel components.

Major benefits and assets in the transaction include:

•	200 active small and medium sized fleet customers using in excess of 45 million liters of fuel per year.

•	Network of 22 fueling points across Germany, with the expansion potential of 8 additional sites by year end 2008.

•	Centrally located bulk storage and distribution.

•	OEM approved proprietary biofuel conversion technology.

•	Experienced management and support team.

Alan Rae, CEO of O2Diesel Corporation stated, “This acquisition is a key element of our strategy towards becoming a diversified renewable fuels company.  By building on our experience and knowledge gained during the last 10 years in the global renewable fuels market, we believe we are in a strong position to identify other expansion opportunities for the YellTec business model while developing new markets for our proprietary ethanol diesel blended fuel in Europe. With the consolidated company we will accelerate and diversify O2Diesel’s revenues while generating significant cash-flow from operations.”

O2Diesel is acquiring all the outstanding shares of YellTec for € 3 million ($4.7 million at current exchange rates) and 5.3 million shares of O2Diesel common stock.  The final price is subject to a purchase price adjustment as described in the agreement.  O2Diesel expects the transaction to close during the second quarter.

Mr. Rae continued, “This established, national German network of fueling sites provides O2Diesel with a competitive edge in distribution.  Working together with our supply partners, we will seek to provide a greater incentive to diesel fleet operators who may have resisted the change to cleaner burning renewable fuels because of price and availability.  By controlling a larger percentage of the value chain for sales of diesel fuel and its cleaner alternatives, we become a vital link in helping small to medium size fleets gain access to the best price of their fuel, which accounts for as much as 40% of the overall operating costs of our target customers.  We expect the strategy will create a stronger, more diversified company that is positioned for long-term future growth in other European countries as we expand this model. We are currently engaged in positioning the Company to take advantage of its emerging status as a leading innovator in the renewable fuels market.”

More About O2Diesel: The Company and Its Fuel Technology

O2Diesel Corporation (AMEX:OTD) and its U.S. subsidiary O2Diesel, Inc., is a pioneer in the commercial development of a cleaner-burning diesel fuel alternative that provides exceptional performance and environmental qualities for centrally fueled fleets and off-road equipment of all kinds. Engineered and designed for universal application, O2Diesel™ is an ethanol-diesel blend that substantially reduces harmful emissions without sacrificing power and performance. Extensive independent and government-recognized laboratory and in-use field tests have demonstrated the effectiveness of O2Diesel™ — the introduction of this cost-effective, cleaner-burning diesel fuel is now underway in the United States and other global markets. For more information, please refer to www.o2diesel.com.

Forward-Looking Statements

“Safe Harbor” Statement under the Private Securities Litigation Reform Act of 1995: Statements in this press release regarding O2Diesel Corporation’s business, which are not historical facts, are ‘forward-looking statements’ that involve risks and uncertainties. Forward-looking statements are subject to a variety of risks and uncertainties, which could cause actual events or results to differ from those, reflected in the forward-looking statements, including, without limitation, the failure to obtain adequate financing on a timely basis and other risks and uncertainties. Actual results could differ materially from those projected in the forward-looking statements, as a result of either the matters set forth or incorporated in this report generally or certain economic and business factors, some of which may be beyond the control of O2Diesel. These factors include adverse economic conditions, entry of new and stronger competitors, inadequate capital, unexpected costs, failure to gain product approval in the United States or foreign countries for the commercialization and distribution of our products, failure to capitalize upon access to new markets and failure in obtaining the quality and quantity of ethanol necessary to produce our product at competitive prices. O2Diesel disclaims any obligation subsequently to revise any forward-looking statements to reflect events or circumstances after the date of such statements or to reflect the occurrence of anticipated or unanticipated events. “O2Diesel” and “CityHome” are trademarks of O2Diesel Corporation.

Contact:

O2Diesel Corporation

Alan Rae+1 (302) 266 6000

PR

Dan Weikel

Insignia Brand Partners

+1 818 936 3300